

                                                                                              Year Ended December 31,
                                                                -------------------------------------------------------------
                                                                     1997                 1996                    1995
                                                                -------------------------------------------------------------

Average shares outstanding                                          11,639,711           10,951,823                8,476,126

Adjustments for issuance of common stock and other instruments within one year of the initial filing of the registration statement:

   Common stock issued
   Common stock options granted                                                                                       82,445
   Common stock issuable upon conversion
     of preferred stock issued                                                                                       426,470
   Common stock issuable upon conversion
     of preferred options granted                                                                                    118,464
                                                                ---------------      ---------------        ----------------
Weighted average shares used in calculating per share data          11,639,711           10,951,823                9,103,505

Net loss attributable to common stockholders                      (111,774,450)         (28,565,075)             (26,915,178) (a)

Net loss per common share                                                (9.60)               (2.62)                  ($3.07)



(a) Assuming conversion of preferred stock and options and the add back of preferred stock dividend for the period ended March 31, 1995.